EXHIBIT 99.1


                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473

                  AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES
               CLOSING OF CONVERTIBLE SECURED DEBENTURE FINANCING

TULSA, OKLAHOMA, OCTOBER 21, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture: ANR.U) announced it has completed a financing consisting of US$11.7 million in convertible secured debentures. ANEC anticipates completing a second closing consisting of an additional US$300,000 in debentures prior to the end of October. The debentures are repayable on September 30, 2005 with interest payable quarterly commencing December 31, 2003 at 8% per annum. The outstanding principal of the debentures is convertible into common shares of ANEC at any time prior to maturity at a conversion price of US$0.45 per share, subject to antidilution adjustment, and the debentures are redeemable by ANEC at any time after October 1, 2004 if the average weighted price per share on the TSX Venture Exchange for a 20 consecutive trading day period prior to the date notice of redemption is given has exceeded 1662/3% of the conversion price. A finder's fee in the amount of US$350,850 was paid to Middlemarch Partners Limited of London, England in connection with the financing. ANEC used approximately US$5.9 million of the proceeds of the financing for the repayment of secured debt and intends to use the balance primarily for exploration and development of its Bayou Couba oil and gas leases within its ExxonMobil Joint Development Project in St. Charles Parish, Louisiana. The Debentures are collateralized by substantially all of ANEC's assets.

The debentures and any common shares issued upon conversion of the debentures will be subject to a statutory hold period of four months under applicable Canadian securities legislation and stock exchange policies. The offer and sale of the Debentures was not registered under the US Securities Act of 1933, as amended, and the Debentures and the shares issuable on conversion may not be offered and sold free of any restrictions on resale under the Act absent registration under that Act or an applicable exemption from the registration requirements.

In connection with the financing, John Fleming and Jules Poscente, both of Calgary, Alberta, were elected to the ANEC board of directors.

Using a portion of the proceeds of the offering, ANEC intends to have a rig on location on approximately October 25, 2003 to commence drilling on the first of eight scheduled wells on its Bayou Couba properties. The wells are intended to include a mix of development and exploratory locations at depths of from 6,000 to 13,500 feet.

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ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.



This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil, the demand for those commodities, and the outcome of the ANEC's development, exploration and drilling activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.
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